As filed with the Securities and Exchange Commission on July 3, 2024

Registration No. 333-280445

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMPRIUS TECHNOLOGIES, INC

(Exact Name of Registrant as Specified in its Charter)

Delaware	3690	98-1591811
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1180 Page Avenue

Fremont, California 94538

(800) 425-8803

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dr. Kang Sun

Chief Executive Officer

Amprius Technologies, Inc.

1180 Page Avenue

Fremont, California 94538

(800) 425-8803

(Name, address, including zip code, and telephone number, including area code, of agent for service)

WITH A COPY TO:

Michael J. Danaher

Mark B. Baudler

Austin D. March

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Telephone: (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PROSPECTUS/OFFER TO EXCHANGE

Amprius Technologies, Inc.

Offer to Exchange Private Warrants to Acquire Shares of Common Stock

of

Amprius Technologies, Inc.

for

Shares of Common Stock of Amprius Technologies, Inc.

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JULY 23, 2024, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer

Until the Expiration Date (as defined below), we are offering to the holders of our private placement warrants to purchase shares of common stock, par value $0.0001 per share (“Common Stock” and such warrants, the “Private Warrants”), of Amprius Technologies, Inc. (the “Company,” “us,” “we” or “our”) the opportunity to receive 0.197 shares of Common Stock in exchange for each of our outstanding Private Warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is being made to all holders of our Private Warrants, which were originally issued in a private placement prior to the Company’s initial public offering (“IPO”) or upon the conversion of working capital loans. The Private Warrants entitle such warrant holders to purchase one share of our Common Stock for a purchase price of $11.50, subject to certain adjustments. The Offer is not being made to holders of our public warrants (the “Public Warrants”), which were initially issued as part of units in the Company’s IPO, or our warrants that were issued in a private placement in connection with our initial business combination that closed in September 2022 (the “PIPE Warrants”). As of June 18, 2024, there were 15,900,000 Private Warrants outstanding, of which 200,000 were held by Justin Mirro, a member of our board of directors (the “Board”), and 4,700,000 were held by Kensington Capital Partners, LLC, of which Mr. Mirro is the managing member. Mr. Mirro has waived his right to participate in the Offer and Kensington Capital Partners, LLC has agreed to tender its Private Warrants in the Offer, each pursuant to a tender and support agreement (the “Tender and Support Agreement”). For more information, see the sections of this Prospectus/Offer to Exchange entitled “The Offer—Interests of Directors, Executive Officers and Others” and “The Offer—Transactions and Agreements Concerning Our Securities—Tender and Support Agreement.” Pursuant to the Offer, we are offering up to an aggregate of 3,092,900 shares of our Common Stock in exchange for the Private Warrants (other than the Private Warrants held directly by Mr. Mirro), which shares would collectively represent 2.8% of the outstanding shares of Common Stock after giving effect to the Offer.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “AMPX”. The Private Warrants are governed by the Warrant Agreement, dated as of March 1, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (as amended, the “Warrant Agreement”).

Each warrant holder whose Private Warrants are exchanged pursuant to the Offer will receive 0.197 shares of our Common Stock for each Private Warrant tendered by such holder and exchanged. No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Private Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the NYSE on the last trading day of the Offer Period (as defined below).

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Private Warrants.

The Offer is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related letter of transmittal (as it may be supplemented and amended from time to time, the “Letter of Transmittal”). The Offer will be open until 5:00 p.m., Eastern Time, on July 23, 2024, or such later time and date to which we may extend (the period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer only if the conditions to the Offer are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Private Warrants to the holders.

You may tender some or all of your Private Warrants in the Offer. If you elect to tender Private Warrants in response to the Offer, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal. If you tender Private Warrants , you may withdraw your tendered Private Warrants at any time before the Expiration Date and retain them on their current terms, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Private Warrants that are not accepted by us for exchange by August 19, 2024, may thereafter be withdrawn by you until such time as the Private Warrants are accepted by us for exchange.

Private Warrants not exchanged for shares of our Common Stock pursuant to the Offer will remain outstanding subject to their current terms.

The Offer is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the shares of Common Stock issuable upon exchange of the Private Warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.

Our Board has approved the Offer. However, neither we nor any of our management, our Board or the exchange agent for the Offer is making any recommendation as to whether holders of Private Warrants should tender Private Warrants for exchange in the Offer. Each holder of a Private Warrant must make its own decision as to whether to exchange some or all of its Private Warrants.

All questions concerning the terms of the Offer, exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Company:

Amprius Technologies, Inc.

1180 Page Avenue

Fremont, California 94538

Attn: Investor Relations

Telephone: (800) 425-8803

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Private Warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer, you are urged to read carefully the section entitled “Risk Factors” beginning on page 9 of this Prospectus/Offer to Exchange.

Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus/Offer to Exchange is dated July 3, 2024.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the U.S. Securities and Exchange Commission. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company, Common Stock and Private Warrants, and the financial statements and the notes that are incorporated by reference in this Prospectus/Offer to Exchange and any applicable prospectus supplement.

You should rely only on the information contained in and incorporated by reference in this Prospectus/Offer to Exchange and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in or incorporated by reference in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms the “Company”, “we,” “us,” “our,” and similar references to refer to Amprius Technologies, Inc. and its subsidiaries.

CERTAIN DEFINED TERMS

“Annual Report” means our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 28, 2024.

“Board” means the board of directors of the Company.

“Bylaws” means our amended and restated bylaws as currently in effect.

“Business Combination” means the Company’s initial business combination transaction with Kensington Capital Acquisition Corp. IV which closed in September 2022.

“Cash Tender Offer” means the Company’s offer to holders of its outstanding Public Warrants and Private Warrants, each exercisable for one (1) share of Common Stock at an exercise price of $11.50 per warrant, the opportunity to exercise their Public Warrants or Private Warrants at a temporarily reduced cash exercise price of $1.10 per warrant upon the terms set forth in the Offer to Exercise Warrants to Purchase Common Stock of Amprius Technologies, Inc. filed as an exhibit to the Company’s Schedule TO filed with the Securities and Exchange Commission on May 13, 2024.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company”, “we”, “us” and “our” means Amprius Technologies, Inc., a Delaware corporation.

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means 5:00 p.m., Eastern Time on July 23, 2024.

“IPO” means the Company’s initial public offering, which closed on September 14, 2022.

“IRS” means the Internal Revenue Service.

“Letter of Transmittal” means the letter of transmittal (as it may be supplemented and amended from time to time) related to the Offer.

“NYSE” means the New York Stock Exchange.

“Offer” means the opportunity to receive 0.197 shares of Common Stock in exchange for each of our outstanding Private Warrants.

“Offer Period” means the period during which the Offer is open, giving effect to any extension.

“PIPE Warrants” means the private placement warrants issued in connection with the Business Combination, each of which is exercisable for one share of Common Stock at an exercise price of $12.50 per share, subject to certain adjustments and in accordance with its terms.

“Private Warrants” means the 15,900,000 private placement warrants which were originally issued in a private placement prior to the Company’s IPO or upon the conversion of working capital loans, each of which is exercisable for one share of Common Stock at an exercise price of $11.50 per share, subject to certain adjustments and in accordance with its terms.

“Proxy Statement” means the definitive proxy statement on Schedule 14A, filed with the SEC by the Company on April 25, 2024.

“Public Warrants” means the public warrants which were initially issued as part of units in the Company’s IPO, each of which is exercisable for one share of Common Stock at an exercise price of $11.50 per share, subject to certain adjustments and in accordance with its terms.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Tender and Support Agreement” means that certain Tender and Support Agreement, dated June 24, 2024, by and among the Company, Justin Mirro and Kensington Capital Partners, LLC, pursuant to which Mr. Mirro has waived his right to participate in the Offer and Kensington Capital Partners, LLC has agreed to tender its Private Warrants in the Offer.

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 1, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, as amended by the First Amendment to the Warrant Agreement, dated as of May 13, 2024, by and between the Company and Continental Stock Transfer & Trust Company.

SUMMARY

This summary provides a brief overview of the key aspects of the Offer. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in or incorporated by reference in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement of which this Prospectus/Offer to Exchange forms a part. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement of which this Prospectus/Offer to Exchange forms a part, which exhibits may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).

The Company	We develop, manufacture and market lithium-ion batteries for mobility applications, including the aviation and electric vehicle industries. We have been in commercial battery production since 2018 and our disruptive silicon anode technology is intended to enable batteries with higher energy density, higher power density and fast charging capabilities over a wide range of operating temperatures.

Corporate Contact Information	Our principal executive offices are located at 1180 Page Avenue, Fremont, California 94538, and our telephone number is (800) 425-8803. Our website is located at amprius.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part.

Warrants that qualify for the Offer	As of June 18, 2024, we had outstanding Private Warrants to purchase an aggregate of 15,900,000 shares of our Common Stock. The Private Warrants were originally issued in a private placement prior to the Company’s IPO or upon the conversion of working capital loans. Of the 15,900,000 Private Warrants outstanding, 200,000 were held by Justin Mirro, a member of our Board, and 4,700,000 were held by Kensington Capital Partners, LLC, of which Mr. Mirro is the managing member. Mr. Mirro has waived his right to participate in the Offer and Kensington Capital Partners, LLC has agreed to tender its Private Warrants in the Offer, each pursuant to the Tender and Support Agreement. Pursuant to the Offer, we are offering up to an aggregate of 3,092,900 shares of our Common Stock in exchange for all of the outstanding Private Warrants (other than the Private Warrants held directly by Mr. Mirro), which shares would collectively represent 2.8% of the outstanding shares of Common Stock after giving effect to the Offer. The Offer is not being made to holders of the Public Warrants or the PIPE Warrants.

For more information, see the sections of this Prospectus/Offer to Exchange entitled “The Offer —Interests of Directors, Executive Officers and Others” and “—Transactions and Agreements Concerning Our Securities—Tender and Support Agreement.”

General Terms of the Private Warrants

Each Private Warrant entitles such warrant holder to purchase one share of our Common Stock for a purchase price of $11.50, subject to certain adjustments pursuant to the Warrant Agreement. The Private Warrants are not redeemable, and expire on September 14, 2027. For more information, see the section of this Prospectus/Offer to Exchange entitled “Description of Capital Stock—Private Warrants”.

Market Price of Our Common Stock	Our Common Stock is traded on the NYSE under the symbol “AMPX”. See “The Offer—Market Information and Related Stockholder Matters.” The Private Warrants are not publicly traded.

The Offer	Each warrant holder who tenders Private Warrants for exchange pursuant to the Offer will receive 0.197 shares of our Common Stock for each Private Warrant so exchanged. No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Private Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the NYSE on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Private Warrants.

Holders of the Private Warrants tendered for exchange will receive shares of Common Stock in the exchange. The exchange is not an exercise of the Private Warrants and therefore the holders will not have to pay an exercise price for the tendered Private Warrants.

The shares of Common Stock issued in exchange for the tendered Private Warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

The Offer is being made to all Private Warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

Purpose of the Offer	The Offer is part of our continuing effort to simplify our capital structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. The Cash Tender Offer expired on June 11, 2024. This Offer provides the holders of the Private Warrants an opportunity to obtain Common Stock on a cashless basis in light of certain Private Warrant holders’ expressed position that they were contractually entitled to participate in the Cash Tender Offer on a cashless basis under the Warrant Agreement. See “The Offer—Background and Purpose of the Offer.”

Offer Period	The Offer will expire on the Expiration Date, which is 5:00 p.m., Eastern Time, on July 23, 2024, or such later time and date to which we may extend. All Private Warrants tendered for exchange pursuant to the Offer, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer only if the conditions of the Offer are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Private Warrants. We will announce our decision to withdraw the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer—General Terms—Offer Period.”

Amendments to the Offer	We reserve the right at any time or from time to time to amend the Offer, including by increasing or decreasing the exchange ratio of Common Stock issued for every Private Warrant exchanged. If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rule 13e-4(d)(2) or Rule 13e-4(e)(3) under the Exchange Act. See “The Offer—General Terms—Amendments to the Offer.”

Conditions to the Offer	The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offer to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Private Warrants. We may waive some of the conditions to the Offer. See “The Offer—General Terms—Conditions to the Offer.”

Withdrawal Rights	If you tender your Private Warrants for exchange and change your mind, you may withdraw your tendered Private Warrants at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer—Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered Private Warrants at any time until the extended Expiration Date. In addition, tendered Private Warrants that are not accepted by us for exchange by August 19, 2024 may thereafter be withdrawn by you until such time as the Private Warrants are accepted by us for exchange.

Participation by Directors, Executive Officers and Affiliates	Of the 15,900,000 Private Warrants outstanding as of June 18, 2024, 200,000 were held by Justin Mirro, a member of our Board, and 4,700,000 were held by Kensington Capital Partners, LLC, of which

Mr. Mirro is the managing member. Mr. Mirro has waived his right to participate in the Offer and Kensington Capital Partners, LLC has agreed to tender its Private Warrants in the Offer, each pursuant to the Tender and Support Agreement. The Tender and Support Agreement covers 30.1% of the Private Warrants. None of our other directors, executive officers or affiliates beneficially own any Private Warrants as of the date of this Offer . See “The Offer—Interests of Directors, Executive Officers and Others” and “The Offer—Transactions and Agreements Concerning our Securities—Tender and Support Agreement.”

Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer.

Absence of Appraisal or Dissenters’ Rights	Holders of Private Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.

U.S. Federal Income Tax Consequences of the Offer	For those holders of Private Warrants that receive Common Stock in exchange for Private Warrants pursuant to the Offer, we intend to treat such applicable exchange of Private Warrants for our Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) the holder should not recognize any gain or loss on the exchange of Private Warrants for shares of Common Stock, (ii) the holder’s aggregate tax basis in the shares of Common Stock received in the exchange should equal its aggregate tax basis in its Private Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) the holder’s holding period for the shares of Common Stock received in the exchange should include its holding period for the surrendered Private Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Private Warrants for Common Stock, there can be no assurance that the IRS or a court will agree with the foregoing and alternative characterizations by the IRS or a court are possible, including ones that would require a U.S. holder to recognize taxable income on the exchange of Private Warrants for our Common Stock. See “The Offer—Material U.S. Federal Income Tax Consequences.”

No Recommendation	None of our Board, our management, the exchange agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Private Warrants, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer, please read the section entitled “Risk Factors” beginning on page 9 of this Prospectus/Offer to Exchange.

Exchange Agent	The depositary and exchange agent for the Offer is:

Continental Stock Transfer & Trust Company

Attn: Corporate Action

1 State Street, 30th Floor

New York, NY 10004

Telephone: 800-509-5586

Email: reorg+amprius@continentalstock.com

Additional Information	We recommend that our warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and our other materials that we have filed with the SEC, before making a decision on whether to tender for exchange in the Offer. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct questions about the terms of the Offer, the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal or Notice of Guaranteed Delivery to the Company at the following address and phone number:

Amprius Technologies, Inc.

1180 Page Avenue

Fremont, California 94538

Attn: Investor Relations

Telephone: (800) 425-8803

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities you should carefully consider those risk factors described under Part I, Item 1A. “Risk Factors” in our Annual Report, as well as any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein, together with all of the other information included in this Prospectus/Offer to Exchange and the documents we incorporate by reference, in evaluating an investment in our securities. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this Prospectus/Offer to Exchange.

In addition, this Prospectus/Offer to Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include statements related to the Expiration Date, the exchange ratio and payment of fees and expenses for the transactions contemplated by the Offer. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the Offer.

Risks Related to Our Warrants and the Offer to Exchange

The exchange of Private Warrants for Common Stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.

Our Private Warrants may be exchanged for shares of Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the Private Warrants will elect to participate in the Offer. Any Private Warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price (which price is subject to certain adjustments) is below the market price of our Common Stock.

We have not obtained a third-party determination that the Offer is fair to warrant holders, and our Board makes no recommendation with regard to whether you should accept the Offer.

Although the Board has approved the Offer, none of us, our affiliates or the exchange agent makes any recommendation as to whether you should exchange some or all of your Private Warrants. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the warrant holders for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer . You must make your own independent decision regarding your participation in the Offer.

There is no guarantee that tendering your Private Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Common Stock in the future. If you choose to tender some or all of your Private Warrants in the Offer, future events may cause an increase in the market price of our Common Stock, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Private Warrants. Similarly, if you do not tender your Private Warrants in the Offer, there can be no assurance that you can exercise them for shares of Common Stock in the future at a higher value than would have been obtained by participating in the Offer. We have also not obtained and do not intend to obtain a ruling from the IRS regarding the U.S. federal income tax consequences of exchanging the Private Warrants for Common Stock. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation. See “The Offer—Material U.S. Federal Income Tax Consequences.”

The number of shares of Common Stock offered in the Offer is fixed and is not expected to be adjusted. The market price of our Common Stock may fluctuate, and the market price of our Common Stock when we deliver our Common Stock in exchange for your Private Warrants could be less than the market price at the time you tender your Private Warrants.

The number of shares of Common Stock for each Private Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and is not expected to be adjusted even in value if there is an increase or decrease in the market price of our Common Stock after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Common Stock when we deliver Common Stock in exchange for your Private Warrants could be less than the market price at the time you tender your Private Warrants. The market price of our Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept Private Warrants for exchange in the Offer and when we deliver Common Stock in exchange for Private Warrants, or during any extension of the Offer Period.

If you choose to participate in the Offer, your Private Warrants will be exchanged for shares of Common Stock, and you will be subject to all the risks associated with being a stockholder of the Company and give up the time value attributable to your Private Warrants.

If you choose to participate in the Offer, you will be exchanging your Private Warrants for shares of Common Stock. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of Common Stock. In addition, you will be giving up the time value attributable to your Private Warrants by exchanging your Private Warrants prior to the original expiration date of your Private Warrants.

THE OFFER

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Private Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been incorporated by reference herein, before making a decision regarding the Offer.

General Terms

Until the Expiration Date, we are offering to holders of our Private Warrants the opportunity to receive 0.197 shares of Common Stock in exchange for each Private Warrant they hold. Holders of the Private Warrants tendered for exchange will receive shares of Common Stock in the exchange. The exchange is not an exercise of the Private Warrants and therefore the holders will not have to pay an exercise price for the tendered Private Warrants. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Private Warrants.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Private Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the NYSE on the last trading day of the Offer Period.

The Offer is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal.

You may tender some or all of your Private Warrants into the Offer. If you elect to tender Private Warrants in the Offer, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Private Warrants at any time before the Expiration Date and retain them on their current terms by following the instructions herein. In addition, Private Warrants that are not accepted by us for exchange by August 19, 2024 may thereafter be withdrawn by you until such time as the Private Warrants are accepted by us for exchange.

Corporate Information

We develop, manufacture and market lithium-ion batteries for mobility applications, including the aviation and electric vehicle industries. We have been in commercial battery production since 2018 and our disruptive silicon anode technology is intended to enable batteries with higher energy density, higher power density and fast charging capabilities over a wide range of operating temperatures.

Our principal executive offices are located at 1180 Page Avenue, Fremont, California 94538, and our telephone number is (800) 425-8803. Our website is located at amprius.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part. Our Common Stock is listed on the NYSE under the symbol “AMPX,” and our Public Warrants are listed on the NYSE under the symbol “AMPX.W”.

Warrants Subject to the Offer

The Private Warrants were originally issued in a private placement prior to the Company’s IPO or upon the conversion of working capital loans. Each Private Warrant entitles the holder to purchase one share of Common Stock for a purchase price of $11.50, subject to certain adjustments pursuant to the Warrant Agreement. As of

June 18, 2024, 15,900,000 Private Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 3,092,900 shares of our Common Stock in exchange for all of the outstanding Private Warrants (other than the Private Warrants held directly by Mr. Mirro), which shares would collectively represent 2.8% of the outstanding shares of Common Stock after giving effect to the Offer. The Offer is not being made to holders of the Public Warrants or the PIPE Warrants.

Offer Period

The Offer will expire on the Expiration Date, which is 5:00 p.m., Eastern Time, on July 23, 2024, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all warrant holders who previously tendered Private Warrants will have a right to withdraw such previously tendered Private Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer only if the conditions to the Offer are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Private Warrants. We will announce our decision to withdraw the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Private Warrants will continue to apply to any unexchanged Private Warrants, until the Private Warrants expire by their terms on September 14, 2027.

Amendments to the Offer

We reserve the right at any time or from time to time, to amend the Offer, including by increasing or decreasing the exchange ratio of Common Stock issued for every Private Warrant exchanged.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rule 13e-4(d)(2) or Rule 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of our Common Stock issuable upon exchange of a Private Warrant, the amount of Private Warrants sought for tender, and the Offer is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer until at least the expiration of that ten business day period.

Other material amendments to the Offer may require us to extend the Offer for a minimum of five business days, and we will need to amend the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, for any material changes in the facts set forth in therein.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Private Warrants. If you choose to participate in the Offer, you may tender less than all of your Private Warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Private Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on the NYSE on the last trading day of the Offer Period.

Conditions to the Offer

The Offer are conditioned upon the following:

•

the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•

no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened in writing, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Private Warrants pursuant to the Offer or otherwise relates in any manner to the Offer;

•

there shall not have been any action threatened in writing, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Private Warrants illegal or otherwise restrict or prohibit completion of the Offer, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Private Warrants; and

•

there shall not have occurred any general suspension of trading in securities in U.S. securities or financial markets; a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

We will not complete the Offer unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer, and will inform the Private Warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, the Offer is conditioned upon a Private Warrant holder desiring to tender Private Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Private Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may withdraw the Offer only if the conditions of the Offer are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Private Warrants. We will announce our decision to withdraw the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of our affiliates, directors, officers or employees, or the exchange agent for the Offer, is making any recommendations to any warrant holder as to whether to exchange their Private Warrants. Each warrant holder must make its own decision as to whether to tender Private Warrants for exchange pursuant to the Offer.

Procedure for Tendering Private Warrants for Exchange

Issuance of Common Stock upon exchange of Private Warrants pursuant to the Offer and acceptance by us of Private Warrants for exchange pursuant to the Offer will be made only if Private Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal. A tender of Private Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Private Warrants and us upon the terms and subject to the conditions of the Offer.

A tender of Private Warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering warrant holder that, among other things: (i) the warrant holder agrees to exchange the tendered Private Warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iii) such warrant holder is voluntarily participating in the Offer; (iv) the future value of our Private Warrants is unknown and cannot be predicted with certainty; and (v) such warrant holder has read this Prospectus/Offer to Exchange and Letter of Transmittal.

Registered Holders of Private Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Private Warrants are registered on our books or the books of the exchange agent.

Tendering Warrants Using Letter of Transmittal

A registered holder of Private Warrants may tender Private Warrants for exchange using a Letter of Transmittal in the form provided by us with this Prospectus/Offer to Exchange. If you are a registered holder of Private Warrants, you should complete, execute and deliver a Letter of Transmittal to indicate the action you desire to take with respect to the Offer.

In order for Private Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal, the registered holder of the Private Warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal, in accordance with the instructions of the Letter of Transmittal (including any required signature guarantees); and (ii) any other documents required by the Letter of Transmittal.

In the Letter of Transmittal, the tendering registered warrant holder must set forth: (i) its name and address; (ii) the number of Private Warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal.

In certain cases, all signatures on the Letter of Transmittal must be guaranteed by an “Eligible Institution.” See “—Signature Guarantees.”

If the Letter of Transmittal is signed by someone other than the registered holder of the tendered Private Warrants (for example, if the registered holder has assigned the Private Warrants to a third-party), or if our shares of Common Stock to be issued upon exchange of the tendered Private Warrants are to be issued in a name other than that of the registered holder of the tendered Private Warrants, the tendered Private Warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the Private Warrants, with the signature(s) on the Private Warrants or assignment documents guaranteed by an Eligible Institution.

Any Private Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Common Stock in exchange for such Private Warrants as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal is signed by the registered holder of the Private Warrants tendered therewith exactly as the name of the registered holder appears on such Private Warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal; or (ii) such Private Warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal by completing and signing the table in the Letter of Transmittal entitled “Guarantee of Signature(s).”

Guaranteed Delivery Procedures

If a registered holder of Private Warrants desires to tender its Private Warrants for exchange pursuant to the Offer, but time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Private Warrants if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•

the exchange agent receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

•

a properly completed and duly executed Letter of Transmittal with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the exchange agent within two days that the NYSE is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of Private Warrants pursuant to the Offer, the issuance of Common Stock for those Private Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, PRIVATE WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING ANY LETTER OF TRANSMITTAL AND THE TENDERED PRIVATE WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING PRIVATE WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Private Warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Private Warrants that we determine are not in proper form or reject tenders of Private Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Private Warrant, whether or not similar defects or irregularities are waived in the case of other tendered Private Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering warrant holders who tender Private Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Private Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our Common Stock is to be registered or issued in the name of any person other than the person signing the Letter of Transmittal, or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the Private Warrants tendered by such holder.

Withdrawal Rights

Tenders of Private Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Tenders of Private Warrants may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Private Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Private Warrants that are not accepted by us for exchange on or prior to August 19, 2024 may thereafter be withdrawn by you until such time as the Private Warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Private Warrants for which tenders are to be withdrawn and the number of Private Warrants to be withdrawn. If the Private Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Private Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering warrant holder). A withdrawal may not be cancelled, and Private Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Private Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “—Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A holder who tendered its Private Warrants should send written notice of withdrawal to the exchange agent specifying the name of the warrant holder who tendered the Private Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “—Procedure for Tendering Warrants for Exchange—Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Private Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Private Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer, we will accept for exchange Private Warrants validly tendered until the Expiration Date, which is 5:00 p.m., Eastern Time, on July 23, 2024, or such later time and date to which we may extend. Our Common Stock to be issued upon exchange of Private Warrants pursuant to the Offer, along with written notice from the exchange agent confirming the balance of any Private Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Private Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) a properly completed and duly executed Letter of Transmittal, (ii) any other documentation required by the Letter of Transmittal, and (iii) any required signature guarantees.

For purposes of the Offer, we will be deemed to have accepted for exchange Private Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the warrant holder of our non-acceptance.

Announcement of Results of the Offer

We will announce the final results of the Offer, including whether all of the conditions to the Offer have been satisfied or waived and whether we will accept the tendered Private Warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we file with the SEC in connection with the Offer.

Background and Purpose of the Offer

The Offer is part of our continuing effort to simplify our capital structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. The Cash Tender Offer expired on June 11, 2024. This Offer provides the holders of the Private Warrants an opportunity to obtain Common Stock on a cashless basis in light of certain Private Warrant holders’ expressed position that they were contractually entitled to participate in the Cash Tender Offer on a cashless basis under the Warrant Agreement. The Private Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Common Stock in exchange for such Private Warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

Other than as set forth under the sections entitled “The Offer—Interests of Directors, Executive Officers and Others,” “The Offer—Transactions and Agreements Concerning Our Securities” there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer or to our securities that are the subject of the Offer.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer. There are no antitrust laws applicable to the Offer. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer.

There are no pending legal proceedings relating to the Offer.

Interests of Directors, Executive Officers and Others

We do not beneficially own any of the Private Warrants.

The only affiliates of the Company that own Private Warrants are Justin Mirro, a member of our Board who held 200,000 Private Warrants, or 1.3% of the Private Warrants outstanding as of June 18, 2024, and Kensington Capital Partners, LLC, of which Mr. Mirro is the managing member and which held 4,700,000 Private Warrants, or 29.6% of the Private Warrants outstanding as of June 18, 2024. Mr. Mirro has waived his right to participate in the Offer and Kensington Capital Partners, LLC has agreed to tender its Private Warrants in the Offer, each pursuant to the Tender and Support Agreement. See “—Transactions and Agreements Concerning Our Securities—Tender and Support Agreement.”

Market Information and Related Stockholder Matters

Market Information of Common Stock

The Private Warrants are not publicly traded. The Common Stock and Public Warrants have been listed on the NYSE since September 15, 2022 under the symbols “AMPX” and “AMPX.W,” respectively. The following table shows the high and low sale prices per share of our Common Stock on the NYSE for the periods indicated:

	Common Stock
	High	Low
Third Quarter 2022 (since September 15, 2022)	$26.01	$5.64
Fourth Quarter 2022	$12.55	$6.00
First Quarter 2023	$9.06	$4.15
Second Quarter 2023	$10.63	$7.15
Third Quarter 2023	$8.37	$3.28
Fourth Quarter 2023	$6.02	$2.60
First Quarter 2024	$5.29	$2.46
Second Quarter 2024 (through June 18, 2024)	$2.70	$1.01

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing Private Warrants for our Common Stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions and the payment of cash in lieu of fractional shares will be approximately $225,000. We expect to have sufficient funds to complete the transactions contemplated by the Offer and to pay fees, expenses and other related amounts from our cash on hand.

Exchange Agent

Continental Stock Transfer & Trust Company has been appointed the exchange agent for the Offer. The Letter of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each holder of the Private Warrants to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Fees and Expenses

The expenses of soliciting tenders of the Private Warrants will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us or the exchange agent in connection with the Offer.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and in the sections of this Prospectus/Offer to Exchange and “Description of Capital Stock,” and the description of certain relationships and related transactions included in the Proxy Statement in the section entitled “Related Person Transactions,” there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to the Private Warrants.

Other as set forth below, neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our Private Warrants in the last 60 days.

Tender and Support Agreement

Justin Mirro, a member of our Board who held 200,000 Private Warrants, or 1.3% of the Private Warrants outstanding as of June 18, 2024, has waived his right to participate in the Offer and Kensington Capital Partners, LLC, of which Mr. Mirro is the managing member and which held 4,700,000 Private Warrants, or 29.6% of the Private Warrants outstanding as of June 18, 2024, has agreed to tender its Private Warrants in the Offer, each pursuant to the Tender and Support Agreement.

Cash Tender Offer

In connection with the Cash Tender Offer, Mr. Mirro waived his right to participate in the Cash Tender Offer with respect to the 200,000 Private Warrants he held pursuant to the Waiver Agreement, dated May 13, 2024, by and between the Company and Mr. Mirro, which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC on May 13, 2024.

Plans

Except as described in the sections of this Prospectus/Offer to Exchange entitled “Risk Factors” and “The Offer,” neither the Company, nor any of its directors, executive officers, or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

except as described below, any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities to be delisted from the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our Certificate of Incorporation or other governing instruments or other actions that could impede the acquisition of control of the Company.

Accounting Treatment

The Private Warrants are recognized and classified as equity on our consolidated balance sheets. The Offer will be treated as a modification of the Private Warrants, for accounting purposes, when the Private Warrants are exercised. Accordingly, the effect of the modification of the Private Warrants shall be measured as the excess, if any, of the (i) fair value of the modified Private Warrants over the (ii) fair value of such Private Warrants immediately before they are modified. The effect of such modification, if any, will be recognized as a deemed non-cash dividend, which will be classified as equity on our consolidated balance sheets. Additionally, the effect of such modification, if any, shall be treated as a reduction of income available to common stockholders in basic earnings (loss) per share. If the fair value of the modified Private Warrants is less than the fair value of the Private Warrants immediately before they are modified, the effect of such modification is not required to be recognized.

Absence of Appraisal Or Dissenters’ Rights

Holders of the Private Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of (i) the receipt of our Common Stock in exchange for Private Warrants pursuant to the Offer and (ii) the ownership and disposition of our Common Stock received in exchange for Private Warrants. This summary is based on the provisions of the Code, U.S. Treasury Regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS or a court will agree with the statements made and conclusions reached below. This summary assumes that holders hold the Private Warrants, and will hold our Common Stock received upon exchange of the Private Warrants, as “capital assets” (generally, property held for investment).

This summary does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their personal circumstances. In addition, this summary does not address the additional Medicare tax on net investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax consequences applicable to holders that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Private Warrants or Common Stock under the constructive sale provisions of the Code;

•	persons that acquired our Private Warrants or Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the Private Warrants or Common Stock being taken into account in an applicable financial statement;

•	certain former citizens or long-term residents of the United States;

•

persons that hold our Private Warrants or Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	holders of (directly, indirectly or constructively) 5% or more (by vote or value) of our Common Stock (except to the extent specifically set forth below).

If a partnership (including an entity or arrangement treated as a partnership or pass-through entity for U.S. federal income tax purposes) holds our Private Warrants or Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes) to consult their tax advisors regarding the U.S. federal income tax consequences of the receipt of Common Stock in exchange for Private Warrants pursuant to the Offer and the ownership and disposition of our Common Stock received in exchange for Private Warrants.

HOLDERS OF OUR PRIVATE WARRANTS OR COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE RECEIPT OF COMMON STOCK IN EXCHANGE FOR PRIVATE

WARRANTS PURSUANT TO THE OFFER AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK RECEIVED IN EXCHANGE FOR PRIVATE WARRANTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

Subject to the limitations stated above, the following description addresses the material U.S. federal income tax consequences of the receipt of our Common Stock in exchange for Private Warrants pursuant to the Offer and the ownership and disposition of our Common Stock received in exchange for Private Warrants, in each case that are expected to apply if you are a U.S. holder of, as applicable, the Private Warrants or our Common Stock received in exchange for Private Warrants. For this purpose, a “U.S. holder” is a beneficial owner of our Private Warrants or Common Stock, as applicable, that is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

Exchange of Private Warrants for Common Stock

For those U.S. holders of Private Warrants that receive Common Stock in exchange for Private Warrants pursuant to the Offer, we intend to treat such applicable exchange of Private Warrants for Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)I of the Code, pursuant to which (i) the U.S. holder should not recognize any gain or loss on the exchange of Private Warrants for shares of Common Stock, (ii) the U.S. holder’s aggregate tax basis in the shares of Common Stock received in the exchange should equal its aggregate tax basis in its Private Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) the U.S. holder’s holding period for the shares of Common Stock received in the exchange should include its holding period for the surrendered Private Warrants. Special tax basis and holding period rules apply to a U.S. holder that acquired different blocks of Private Warrants at different prices or at different times. U.S. holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. To the extent a U.S. holder receives any cash in lieu of a fractional share of Common Stock pursuant to the Offer, such holder should recognize gain or loss equal to the difference between the cash received and the holder’s tax basis in the fractional share, as described below under “Tax Consequences to U.S. Holders—Ownership and Disposition of Common Stock—Gain or Loss on Disposition of Common Stock”.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Private Warrants for Common Stock, there can be no assurance that the IRS or a court will agree with the foregoing and alternative characterizations by the IRS or a court are possible, including ones that would require a U.S. holder to recognize taxable income. If our treatment of the exchange of Private Warrants for Common Stock were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Common Stock described below under “Tax Consequences to U.S. Holders—Ownership and Disposition of Common Stock” and exchanging non-U.S. holders (as defined below) may be subject to taxation in a manner analogous to the rules applicable to dispositions of Common Stock described below under “Tax Consequences to Non-U.S. Holders—Ownership and Disposition of Common Stock.”

Although we believe that the exchange of Private Warrants for Common Stock pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view a U.S. holder participating in the Offer as receiving Common Stock with a value in excess of the value of the Private Warrants surrendered by such holder in the Offer, such excess value could be viewed as a fee received by the U.S. holder or as a constructive dividend under Section 305 of the Code (which fee or constructive dividend may be taxable to the U.S. holder exchanging Private Warrants for Common Stock in the Offer and may be taxable as ordinary income).

If a U.S. holder exchanges Private Warrants for our Common Stock and such U.S. holder holds 5% or more of our Common Stock prior to the exchange, or if such holder holds Private Warrants, together with our other securities, prior to the exchange with a tax basis of $1 million or more, such holder will be required to file with its U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, immediately prior to the exchange, of the Private Warrants transferred in the exchange and the holder’s tax basis prior to the exchange in our Common Stock or other securities) and to maintain permanent records containing such information.

Ownership and Disposition of Common Stock

Distributions. We do not expect to pay any distributions on our Common Stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in our Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock (see “Tax Consequences to U.S. Holders—Ownership and Disposition of Common Stock—Gain or Loss on Disposition of Common Stock”). Such gain will be long-term capital gain provided that the U.S. holder has held such Common Stock for more than one year as of the time of the distribution.

Distributions constituting dividends we pay to a U.S. holder that is a corporation for U.S. federal income tax purposes will be taxable at regular corporate tax rates and generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, distributions constituting dividends we pay to a non-corporate U.S. holder generally will be “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. U.S. holders should consult their own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any distributions constituting dividends that we pay with respect to our Common Stock.

Gain or Loss on Disposition of Common Stock. A U.S. holder will generally recognize capital gain or loss on a sale or other taxable disposition of our Common Stock equal to the difference between (i) the amount of cash and the fair market value of any other property received by the holder and (ii) the holder’s adjusted tax basis in the shares of Common Stock disposed of. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares disposed of is more than one year. Long-term capital gains of non-corporate taxpayers generally are subject to a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Certain U.S. holders will be subject to information reporting with respect to the payment of dividends on our Common Stock and the payment of proceeds on the sale or other disposition of our Common Stock, and backup withholding may apply unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is generally allowable as a credit against such holder’s U.S. federal income tax liability, which may entitle the holder to a refund if the amount of taxes withheld exceed such holder’s actual tax liability, provided that the holder timely provides the required information to the IRS. U.S. holders are urged to consult their own tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

Tax Consequences to Non-U.S. Holders

Subject to the limitations stated above, the following description addresses material U.S. federal income tax consequences of the receipt of our Common Stock in exchange for Private Warrants pursuant to the Offer and the ownership and disposition of our Common Stock received in exchange for Private Warrants, in each case that are expected to apply if you are a non-U.S. holder of, as applicable, the Private Warrants or our Common Stock received in exchange for Private Warrants. For this purpose, a “non-U.S. holder” is a beneficial owner of our Private Warrants or Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder (as defined above) or a partnership (or other entity classified as a partnership or a pass-through entity for U.S. federal income tax purposes).

Exchange of Private Warrants for Common Stock

For those non-U.S. holders of Private Warrants that receive Common Stock in exchange for Private Warrants pursuant to the Offer, such applicable exchange of Private Warrants for Common Stock should generally have the same tax consequences as described above for U.S. holders under “Tax Consequences to U.S. Holders—Exchange of Private Warrants for Common Stock,” except that if a non-U.S. holder is not engaged in the conduct of a trade or business within the United States, such non-U.S. holder should not be required to make the U.S. federal income tax filings required of U.S. holders described above solely on account of the exchange of Private Warrants for our Common Stock pursuant to the Offer. To the extent a non-U.S. holder receives cash in lieu of a fractional share of our Common Stock pursuant to the Offer, such cash should generally be treated as gain from the sale or other taxable disposition of our Common Stock, which will be treated as described under “Tax Consequences to U.S. Holders—Ownership and Disposition of Common Stock—Gain or Loss on Disposition of Common Stock”.

Ownership and Disposition of Common Stock

Distributions. We do not expect to pay any distributions on our Common Stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock (see “Tax Consequences to Non-U.S. Holders—Ownership and Disposition of Common Stock—Gain or Loss on Disposition of Common Stock”). Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Common Stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will not be subject to U.S. withholding tax, provided the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. Instead, such dividends will generally be subject to U.S. federal income tax on a net income basis at the rates and in the manner generally applicable to U.S. holders. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock. Subject to the discussion below under “Tax Consequences to Non-U.S. Holders—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our Common Stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•

our Common Stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming following the Offer, a USRPHC. Generally, a corporation is a USRPHC if the fair market value of its United States real property interests (“USRPI”) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, as long as our Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury Regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder’s holding period for the Common Stock, more than 5% of our Common Stock will be taxable on gain realized on the sale or disposition of our Common Stock as a result of our status as a USRPHC. If we were to become a USRPHC, and if our Common Stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be subject to U.S.

federal income tax on a taxable disposition of our Common Stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such sale or disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Common Stock and with respect to potentially applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate), unless the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form). Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will generally be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Common Stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of our Common Stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our Common Stock.

HOLDERS OF OUR PRIVATE WARRANTS OR COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

Exchange Agent

The depositary and exchange agent for the Offer is:

Amprius Technologies, Inc.

1180 Page Avenue

Fremont, California 94538

Attn: Investor Relations

Telephone: (800) 425-8803

Additional Information; Amendments

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that the Private Warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions. If we determine that we are not legally able to make the Offer in a particular jurisdiction, we will inform warrant holders of this decision. The Offer is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and Private Warrant holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer or need assistance, you should contact us for the Offer. You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery. All such questions or requests should be directed to:

Amprius Technologies, Inc.

1180 Page Avenue

Fremont, California 94538

Attn: Investor Relations

Telephone: (800) 425-8803

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to Private Warrant holders in connection with the Offer.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Certificate of Incorporation and our Bylaws in their entirety for a complete description of the rights and preferences of our securities, copies of which have been filed with the SEC and are incorporated by reference into the registration statement of which this Prospectus/Offer to Exchange forms a part, as well as the applicable provisions of the DGCL.

General

The authorized capital stock of the Company consists of 1,000,000,000 shares, $0.0001 par value per share, of which:

•	950,000,000 shares are designated as Common Stock; and

•	50,000,000 shares are designated as preferred stock.

As of June 18, 2024, we had outstanding 107,966,725 shares of Common Stock and no shares of preferred stock, which include the shares of Common Stock that were issued in connection with the Cash Tender Offer. Assuming all the Private Warrants participate in this Offer (other than the Private Warrants held directly by Mr. Mirro), it is expected that 111,059,625 shares of Common Stock and no shares of preferred stock will be outstanding immediately after we consummate the Offer.

Common Stock

Our Certificate of Incorporation authorizes the Common Stock. The material terms of our Common Stock are discussed in greater detail below.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Common Stock will be entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board may determine.

Voting Rights

Holders of Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law.

Subject to the rights of holders of any series of preferred stock with respect to the election of directors, the number of directors that constitutes our Board will be fixed solely by resolution of our Board. Our Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating series of our preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Other Matters

All outstanding shares of our Common Stock will be fully paid and nonassessable. Our Common Stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our Board is empowered to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board is able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

Anti-Takeover Provisions

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with our Board.

Section 203 of the DGCL

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless:

•

either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three (3) years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of the Company.

Certificate of Incorporation and Bylaws Provisions

Our Certificate of Incorporation and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Board or management team, including the following:

•

Board of Directors vacancies. Our Certificate of Incorporation and our Bylaws authorize only a majority of the remaining members of our Board, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of preferred stock, the number of directors constituting our Board will be permitted to be set only by a resolution of our Board. These provisions would prevent a stockholder from increasing the size of our Board and then gaining control of our Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our Board and will promote continuity of management.

•

Board of Directors divided into three classes. Our Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving for three-year terms. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

•

Stockholder action; special meeting of stockholders. Our Certificate of Incorporation and our Bylaws provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws, amend our Certificate of Incorporation or remove directors without holding a meeting of our stockholders called in accordance with our Certificate of Incorporation and our Bylaws. Our Certificate of Incorporation and our Bylaws further provide that special meetings of our stockholders may be called only by a majority of our Board, the chair of our Board, the President of the Company or the Chief Executive Officer of the Company, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•

Advance notice requirements for stockholder proposals and director nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

•

No cumulative voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

•

Amendment of charter and bylaws provisions. Any amendment of the above provisions in our Certificate of Incorporation and our Bylaws will require approval by holders of at least two-thirds (2/3) of the voting power of our then outstanding capital stock.

•

Issuance of preferred stock. Our Certificate of Incorporation provides that our Board will have the authority, without further action by our stockholders, to issue up to 50,000,000 shares of preferred stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock would enable our Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, or other means.

•

Exclusive forum. Our Bylaws provide that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another

State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of our directors, officers, or other employees to the Company or its stockholders; (iii) any action arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws; or (iv) any other action asserting a claim that is governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our Bylaws further provide that, unless otherwise consented to by the Company in writing, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. These provisions may have the effect of discouraging lawsuits against the Company or our directors and our officers.

Warrants

As of June 18, 2024, we had outstanding 34,645,072 warrants, consisting of 16,692,572 Public Warrants, 15,900,000 Private Warrants and 2,052,500 PIPE Warrants.

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, except as described below. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Common Stock. The warrants will expire on September 14, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless the Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two (2) immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

We have agreed to use our commercially reasonable efforts to maintain the effectiveness of a registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the warrants, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. During any period when we will have failed to maintain an effective registration statement, warrant holders may exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Common Stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except for the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than thirty (30) days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last reported sale price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and as described under the heading “—Anti-dilution Adjustments” below) for any twenty (20) trading days within a thirty (30) trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We may not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

We have established the $18.00 per share (subject to adjustment) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its warrants to do so on a “cashless basis.” In determining whether to require all holders thereof to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” over the exercise price of the warrants by (y) the fair market value. The term “fair market value” as used in this paragraph means the average last reported sale price of our Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants.

None of the Private Warrants will be redeemable by us.

Exercise Limitation. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the “fair market value”. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) the term “fair market value” as used in this paragraph means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, (i) if the holders of our Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than fifty percent (50%) of the outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than seventy percent (70%) of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The warrants will be issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, a copy of which has been filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange is a part, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least fifty percent (50%) of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants and, solely with respect to any amendment to the terms of the Private Warrants or any provision of the Warrant Agreement with respect to the Private Warrants, fifty percent (50%) of the number of the then outstanding Private Warrants.

The warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants

Pursuant to the Warrant Agreement, Kensington Capital Sponsor IV LLC (the “Sponsor”), or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis and the Sponsor and its permitted transferees will also have certain registration rights related to the Private Warrants (including the shares of Common Stock issuable upon exercise of the Private Warrants). In addition, none of the Private Warrants will be redeemable by us. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Private Warrants, multiplied by the excess of the “sponsor fair market value” (as defined in the Warrant Agreement) over the exercise price of the Private Warrants by (y) the sponsor fair market value. The “sponsor fair market value” means the average last reported sale price of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

PIPE Warrants

The terms of the PIPE warrants are governed by the Warrant Agreement, dated as of September 14, 2022, by and among the Company and Continental Stock Transfer & Trust Company. The PIPE warrants are substantially identical to the Public Warrants, except that (i) the exercise price of each PIPE warrant is $12.50 per share (instead of $11.50 per share, which is the exercise price for the Public Warrants) and (ii) the average sales price of the Common Stock will need to exceed $20.00 per share (instead of $18.00 per share for the public warrants) for the Company to be able to redeem the PIPE warrants. The PIPE warrants are also not listed on any securities exchange.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such securities then outstanding; or

•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While the Company was formed as a shell company, upon the completion of the Business Combination, the Company is no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Listing of Securities

Our Common Stock and Public Warrants are listed on the NYSE under the symbols “AMPX,” and “AMPX-WT”, respectively.

LEGAL MATTERS

The validity of our Common Stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Wilson Sonsini Goodrich & Rosati P.C. Palo Alto, California.

EXPERTS

The consolidated financial statements of Amprius Technologies, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, incorporated by reference in this Prospectus/Offer to Exchange and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This Prospectus/Offer to Exchange is part of a registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS/OFFER TO EXCHANGE AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this Prospectus/Offer to Exchange by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus/Offer to Exchange, except to the extent superseded by information contained in this Prospectus/Offer to Exchange or by information contained in documents filed with the SEC after the date of this Prospectus/Offer to Exchange. This Prospectus/Offer to Exchange incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that, except as noted below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 28, 2024;

•

the portions of our  Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into our Annual Report, filed with the SEC on April 25, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024; and

•	our Current Reports on Form 8-K filed with the SEC on January 16, 2024, April 1, 2024, May 14, 2024 and June 6, 2024.

We hereby further incorporate by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on and after the date of this Prospectus/Offer to Exchange until the termination of the Offer and after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this Prospectus/Offer to Exchange is a part (other than information furnished rather than filed). These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and certain Current Reports on Form 8-K (or portions thereof) that are “filed” with the SEC, as well as proxy statements.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this Prospectus/Offer to Exchange but not delivered with this Prospectus/Offer to Exchange (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Amprius Technologies, Inc.

1180 Page Avenue

Fremont, California 94538

Attn: Investor Relations

(800) 425-8803

Amprius Technologies, Inc.

Offer to Exchange Private Warrants to Acquire Shares of Common Stock of

Amprius Technologies, Inc.

for

Shares of Common Stock of Amprius Technologies, Inc.

PROSPECTUS/OFFER TO EXCHANGE

The Exchange Agent for the Offer is:

Continental Stock Transfer & Trust Company

By Mail

Continental Stock Transfer & Trust Company

Attn: Corporate Action

1 State Street, 30th Floor

New York, NY 10004

Any questions or requests for assistance, additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal may be directed to the Company through the following contact information:

Amprius Technologies, Inc.

1180 Page Avenue

Fremont, California 94538

Attn: Investor Relations

(800) 425-8803

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

Our Certificate of Incorporation contains provisions that limit the liability of our directors and certain of our officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.

Similarly, our officers who at the time of an act or omission as to which liability is asserted consented to or are deemed to have consented to certain service of process rules under Delaware law will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as officers, except for liability in connection with:

•	any breach of their duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any transaction from which they derived an improper personal benefit; or

•	any action by or in the right of the corporation.

Any amendment, repeal or elimination of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the greatest extent permitted by the DGCL.

In addition, our Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the DGCL. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us to, among other things, indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also generally require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation, Bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers as required by these indemnification provisions.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to our directors and officers pursuant to our indemnification obligations or otherwise as a matter of law.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are included or incorporated by reference in this registration statement on Form S-4:

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith

2.1†	Business Combination Agreement, dated as of May 11, 2022, by and among Kensington Capital Acquisition Corp. IV, Kensington Capital Merger Sub Corp. and Amprius Technologies, Inc.	Form 8-K	File No. 001-41314	2.1	May 12, 2022

3.1	Certificate of Incorporation of Amprius Technologies, Inc.	Form 8-K	File No. 001-41314	3.1	September 16, 2022

3.2	Amended and Restated Bylaws of Amprius Technologies, Inc.	Form 8-K	File No. 001-41314	3.1	March 23, 2023

4.1	Specimen Common Stock Certificate	Form 8-K	File No. 001-41314	4.1	September 16, 2022

4.2	Warrant Agreement, dated as of September 14, 2022, between the Company and Continental Stock Transfer & Trust Company, as warrant agent	Form 8-K	File No. 001-41314	4.2	September 16, 2022

4.3	Form of Warrant Certificate	Form 8-K	File No. 001-41314	4.2	September 16, 2022

4.4	Warrant Agreement, dated as of March 1, 2022, between the Company and Continental Stock Transfer & Trust Company	Form 8-K	File No. 001-41314	4.1	March 4, 2022

4.5	First Amendment to Warrant Agreement, dated as of May 13, 2024, by and between the Company and Continental Transfer & Trust Company	Schedule TO-I	File No. 005-93595	(d)(2)	May 13, 2024

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith

4.6	Form of Warrant Certificate	Form 8-K	File No. 001-41314	4.1	March 4, 2022

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

8.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., regarding certain U.S. tax matters

10.1	Registration Rights Agreement, dated September 14, 2022, by and among Amprius Technologies, Inc., Amprius, Inc. and the other party named therein	Form 8-K	File No. 001-41314	10.1	September 16, 2022

10.2	Form of Indemnification Agreement by and between the Company and its directors and officers	Form S-4/A	File No. 333-265740	10.12	August 9, 2022

10.3	Confirmatory Employment Letter with Dr. Kang Sun	Form 8-K	File No. 001-41314	10.3	September 16, 2022

10.4	Confirmatory Employment Letter with Sandra Wallach	Form 8-K	File No. 001-41314	10.4	September 16, 2022

10.5	Amended and Restated Confirmatory Employment Letter with Jonathan Bornstein	Form S-1	File No. 333-267683	10.10	September 30, 2022

10.6	Amended and Restated Confirmatory Employment Letter with Dr. Constantin Ionel Stefan	Form S-1	File No. 333-267683	10.11	September 30, 2022

10.7	Amprius Technologies, Inc. 2022 Equity Incentive Plan and forms of agreements thereunder	Form 8-K	File No. 001-41314	10.7	September 16, 2022

10.8	Amprius Technologies, Inc. 2022 Employee Stock Purchase Plan	424B3	File No. 333-265740	Annex E	September 1, 2022

10.9	Amprius Technologies, Inc. Outside Director Compensation Policy	Form 8-K	File No. 001-41314	10.9	September 16, 2022

10.10	Amprius Technologies, Inc. Executive Incentive Compensation Plan	Form 8-K	File No. 001-41314	10.10	September 16, 2022

10.11	Amprius Technologies, Inc. 2016 Equity Incentive Plan and forms of agreements thereunder	Form 8-K	File No. 001-41314	10.11	September 16, 2022

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith

10.12	At Market Issuance Sales Agreement, dated October 2, 2023, by and among the registrant, B. Riley Securities, Inc., Cantor Fitzgerald & Co. and H.C. Wainwright & Co., LLC	Form S-3	File No. 333-278434	1.2	October 2, 2023

10.13†	Exclusive Supply Agreement dated November 28, 2023, by and between the Company and Berzelius (Nanjing) Co. Ltd	Form 8-K	File No. 001-41314	10.1	January 16, 2024

10.14†	Lease, dated January 30, 2019, by and between Los Altos Fields, LLC and Amprius, Inc.	Form 8-K	File No. 001-41314	10.12	September 16, 2022

10.15	Assignment of Lease, dated May 1, 2022, by and between Amprius, Inc. and Amprius Technologies, Inc.	Form 8-K	File No. 001-41314	10.13	September 16, 2022

10.16	First Amendment to Lease Agreement, dated January 4, 2023, between the Company and Los Altos Fields, LLC	Form 10-K	File No. 001-41314	10.16	March 30, 2023

10.17	Lease Agreement, dated April 15, 2023, by and between Amprius Technologies, Inc. and Starboard Platform Brighton JV LLC	Form 8-K	File No. 001-41314	10.1	April 19, 2023

10.18	Form of PIPE Subscription Agreement	Form 8-K	File No. 001-41314	10.1	September 7, 2022

10.19*	Tender and Support Agreement, dated June 24, 2024, by and among the Company, Justin Mirro and Kensington Capital Partners, LLC

16.1	Letter from Marcum LLP to the Securities and Exchange Commission, dated September 16, 2022	Form 8-K	File No. 001-41314	16.1	September 16, 2022

16.2	Letter from SingerLewak LLP to the Securities and Exchange Commission	Form 8-K	File No. 001-41314	16.2	September 16, 2022

21.1	List of Significant Subsidiaries	Form 10-K	File No. 001-41314	21.1	March 28, 2024

23.1*	Consent of BDO USA, P.C.

Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith

23.2*	Consent of Wilson Sonsini Goodrich & Rosati P.C. (included in Exhibit 5.1 to the Registration Statement)

23.3*	Consent of Wilson Sonsini Goodrich & Rosati P.C. (included in Exhibit 8.1 to the Registration Statement)

24.1*	Power of Attorney (included in the signature page to the original filing of this registration statement on Form S-4)

99.1*	Form of Letter of Transmittal.

107*	Filing Fee Table

*	Previously filed.
†	Certain schedules and exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). A copy of any omitted schedule or exhibit will be finished to the SEC upon request.

Item 22.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on

Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on July 3, 2024.

AMPRIUS TECHNOLOGIES, INC.

By:	/s/ Dr. Kang Sun
Name: Dr. Kang Sun
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dr. Kang Sun Dr. Kang Sun	Chief Executive Officer and Director (Principal Executive Officer)	July 3, 2024

/s/ Sandra Wallach Sandra Wallach	Chief Financial Officer (Principal Financial and Accounting Officer)	July 3, 2024

* Donald R. Dixon	Director	July 3, 2024

* Kathleen Ann Bayless	Director	July 3, 2024

* Dr. Steven Chu	Director	July 3, 2024

* Mary Gustanski	Director	July 3, 2024

* Dr. Wen Hsieh	Director	July 3, 2024

* Justin Mirro	Director	July 3, 2024

*By:	/s/ Sandra Wallach
Sandra Wallach
Attorney-in-fact